Exhibit 10.1

GLOBAL LOCKUP

THIS GLOBAL LOCKUP (the “Lockup”) is entered into as of October 20, 2026 (the “Effective Date”), by and between NIGHTFOOD HOLDINGS, INC., a Nevada corporation (the “Company”), and Mast Hill Fund, L.P., a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to those certain promissory notes issued by the Company to the Holder on the dates identified in Exhibit “A” to this Lockup (the “Notes”), as well as all of the common stock purchase warrants issued by the Company to Holder in connection with the Notes (the “Warrants”); and

B. The Parties desire to enter into this Lockup with respect to the Notes and Warrants as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Lockup and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Notwithstanding anything to the contrary in the Notes and Warrants, the Holder shall not effectuate any conversion under the Notes or exercise under the Warrants during the period beginning on the Effective Date and continuing through January 17, 2027 (the “Lock-Up Period”). Notwithstanding the foregoing, the Company may at any time during the Lock-Up Period, at the Company’s sole discretion, give irrevocable written notice to the Holder to permit the Holder to voluntarily effectuate conversion(s) under the Notes (each an “Optional Conversion”) or exercise(s) under the Warrants (each an “Optional Exercise”). For the avoidance of doubt, the Holder shall not be required to effectuate such Optional Conversion(s) or Optional Exercise(s).

2. This Lockup shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the Lockup shall be brought only in the state courts located in the Commonwealth of Massachusetts or in the federal courts located in the Commonwealth of Massachusetts. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

3. This Lockup may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Lockup as of the Effective Date.

NIGHTFOOD HOLDINGS, INC.		Mast Hill Fund, L.P.

By:	/s/ Jimmy Chan	By:	/s/ Patrick Hassani
Name:	Jimmy Chan	Name:	Patrick Hassani
Title:	Chief Executive Officer	Title:	Chief Investment Officer